Letter Of Intent

This 9th day of January 2013 buyer present this letter of intent to seller having the expiration Date of 7th day of February at 6:00 pm.

This letter of intent is by and between Buyer Ameri Metro, Inc. (AM) or its successor or Assigns and Seller, Jewel's Real Estate 1086 Master LLLP. (Jewel) Or its successor or assign's And Seller .Buyer AM having the Mailing address of 3030 East Market street 2nd floor York Pa, 17402 And final buyer Hi Speed rail facilities provider, Inc. having the Mailing address of P.O. Box 124 Red Lion pa 17356

Seller, Jewel. Having the Mailing address of P.O. Box 163 Red Lion pa 17356.

BACK GROUND:Jewel's Real Estate 1086 Master LLLP. Is comprised of Shah Mathias (CEO of the Ameri Metro.), his daughter Sarah Ann Mathias and his son Jewel Mathias .Partnership was established in 1998 and has been an active partnership. Ameri Metro was founded by Shah Mathias in April 2010 and in June 2012 merged with Yellowwood acquisition, Inc. a public company in the June 2012 merger name Ameri Metro survived the merger. Hi Speed Rail Facilities Provider, Inc. A nonprofit entity was funded by Shah Mathias (CEO of the Ameri Metro.)

1. Agreement/LOI: This agreement / LOI is the direct outcome of the Ameri Metro agreement with Hi Speed Rail Facilities Provider, Inc. dating back to 2010.

2 Project Description: The project will initially consist of transportation complex, industrial use, roadway system concrete tilt-up, distribution facility, with expansion capability.

3. Property: An approximately I 81 corridor AKA /Port Trajan Terminals Pa. Terminals

Phase#1 232acres W/Rail Intermortal facilities permitted building foot print of 5,500,000 square feet and113 acres permitted

Phase#2 173 Docks 900,000 sqf. Built

Phase#3 88 acres under permitting

Phase#4 146 acres w/ Rail under permitting

Phase#5 220 acres W/Rail under permitting

.

The "Property" shall consist of: a) a 100% fee simple interest in and to the real property (the "Land"); (b) any improvements on the Land; (c) all

appurtenances, streets, alleys, easements, rights-of-way in or to all streets or other interests in, across, abutting or adjoining the Land; (d) all rights in contracts, agreements, warranties, guarantees, deposits and bonds respecting the Land; (e) all plans, specifications and surveys of the Land; and (f) all of the rights, titles, interests, privileges and appurtenances which are in any way related to or used in connection with the Land.

3. B. purchase price: Buyer 'AM' is willing to pay the following purchase price for phase one (1). 'AM' offers, $350,000 per acres for phase #1 this will include all on site horizontal Improvements. In addition 'AM' will contribute prorated portion towards the off-site Improvement in the amount of Twenty Million dollars ($20,000,000.00). As to any subsequent price Per Phase will have the baseline at $350,000 per acre including, on site horizontal improvements and contribute prorated portion towards the off-site improvements plus 2 percent over the cost of inflation. Vertical construction cost will be determined at later date.

3. C. Additional services: Additional services to be provide by entities listed in attached Exhibit "A" SETUP OF OPERATION PORT OF TRAJAN (PA LOCATION)

4. Infrastructure: It is Buyer's 'AM' intention that upon the Closing, Seller will deliver the Property in a "pad ready", clear of any physical impediments, and in a fully improved condition with all streets, curbs and gutters and storm water systems fully completed, and all utilities (including but not limited to sewer, water, electric, gas, etc.) delivered up to the Property line.

Buyer 'AM' would like the following:

Please provide a description of the condition that the Property will be delivered to Seller, and a detailed line item summary of Seller's projected schedule for completion of the Property infrastructure and offsite improvements. Describe the method in which these improvements will be funded and any approvals along with associated time frames for same, and which parties (i.e., Seller or municipal/county/state/federal agencies, etc.) will have the lead responsibility for completion of these improvements.

Please confirm whether or not any threatened or endangered species exist on the site, and any associated development restrictions, requirements to seek alternative habitat, etc. could affect the development of the Property. Please also provide information about any FAR or other restrictive issues limiting the buildable area on each site.

5. Incentives: Incentives and other financial benefits are a prime factor in the Buyer's interest in the Property. The proposal should include an itemized list of

incentives that are available to the Buyer in conjunction with the purchase and development of, and subsequent business operations at the Property.

6. Utilities: Buyer 'AM' would like to be provided with a list of all utility detail and providers for the property.

7. Purchase Price: Buyer 'AM' would like to be provided a Purchase Price based upon a net buildable land area basis. The Purchase Price shall be paid on an all cash basis upon the close of escrow.

8. Earnest Money: Buyer shall deposit the aggregate sum of two Hundred Thousand Dollars ($200,000) with the Title Company (as defined below) as an earnest money deposit ("Earnest Money Deposit"), as follows:

$100,000 within five (5) business day following the mutual execution of the Purchase Agreement.

$100,000 within five (5) business day following expiration of the ("Entitlement Period") (as defined below).

The Earnest Money Deposit shall be deposited into a federally insured, interest-bearing account, with interest on the account accruing to the benefit of Buyer, and shall be fully refundable during the Due Diligence Period and Entitlement Period (as defined below) and through any extensions thereof by mutual agreement.

9. Due Diligence: Buyer shall have a period of one hundred twenty (120) days to perform its due diligence review and investigation of the Property as to all matters related to: (a) the physical condition of the Land and the geologic and soil conditions of the Land; (b) the environmental condition of the Land; (c) the planning, zoning and land use status of the Land; (d) title to the Land; and (e) the suitability and economic viability of the Land for Buyer's intended purposes.

The Due Diligence Period shall commence upon the later of: (a) the mutual execution of the letter of intent (LOI) by Seller and Buyer; or (b) the delivery by Seller to Buyer of all of the documents in Seller's actual possession as detailed below.

During the Due Diligence Period, Buyer shall review all of the documents provided to Buyer and perform any other inspections, tests and investigations of the Property deemed necessary by Buyer under Paragraph 9. In the event that Buyer does not approve its investigations regarding the Property, Buyer shall have the right to terminate the intent (LOI), in its sole and absolute discretion, prior to conclusion of the Due Diligence Period.

Delivery and Review of Documents. Following the execution of the Purchase Agreement, Seller shall deliver to Buyer the following documents and information:
A current preliminary title report ("Title Report") issued by ("Title Company") or another nationally recognized title company covering the Land, together with copies of all documents referenced or described therein.

Complete copies of any of the documents listed on Attachment "A" that are in Seller's actual possession or control.

10. Buyer's Inspections: During the Due Diligence Period, Buyer and Buyer's representatives, shall have the right at reasonable times and upon prior notice to Seller to enter the Property, at Buyer's sole cost, as provided in Section 9 above. During the Due Diligence Period, Buyer shall be entitled to communicate directly with governmental authorities and any other parties having jurisdiction over the Property in connection with Buyer's proposed purchase, operation and potential future development of the Property.

11. Entitlements: Buyer shall have an additional period beginning upon the conclusion of the Due Diligence Period ("Entitlement Period") in which to obtain necessary entitlements from the governmental authorities and any other parties having jurisdiction over the Property for the development of transportation complex, industrial, roadway system on the Property ("Project") under conditions acceptable to Buyer (collectively, the "Entitlements"). In the event that Buyer determines that it cannot obtain the Entitlements on conditions acceptable to Buyer, in its sole discretion, Buyer shall have the right to terminate the Purchase Agreement prior to the conclusion of the Entitlement Period. The Entitlement Period shall conclude upon the earliest of: (a) final approval by the City of the Entitlements; (b) written election by Buyer to terminate the Purchase Agreement; or (c) sixty (60) days following the commencement of the Entitlement Period. Buyer shall file all applications for the Entitlements ("Applications") with the City during ("Entitlement Period") and shall diligently pursue the processing and approval of the Applications by the City. Seller authorizes the filing of the Applications by Buyer with the City and shall execute any consent that is required by the City from the owner of the Property as a condition to such filing.

12. Termination: In the event that the Purchase Agreement is terminated prior to expiration of the ("Entitlement Period"), the Earnest Money Deposit, together with all accrued interest, shall be returned to Buyer. Upon expiration of the ("Entitlement Period"), the Earnest Money Deposit shall become non-

refundable to Buyer (unless Seller fails to satisfy its closing conditions), but shall be fully applicable to the Purchase Price.

13. Zoning: Please provide current zoning for the site to Buyer. Buyer intends to operate the building 24 hours per day, 7 days per week. Seller will represent that the current zoning permits the intended hours of operation and use as light industrial and warehousing/distribution operation.

14. Purchase Agreement: Following delivery of an accepted offer to Buyer, Buyer shall prepare a Purchase and Sale Agreement ("Purchase Agreement") for execution by Seller and Buyer. This Purchase Agreement will incorporate the terms of this letter and further details with respect to the transaction contemplated hereby, including normal and customary representations and warranties typical for a similar commercial land purchase transaction. Neither Seller nor Buyer shall be under any legal obligation to each other or any third party with respect to the purchase and sale transaction contemplated in this letter unless and until the Purchase Agreement has been executed by Seller and Buyer.

15. Closing: On or before the Closing Date, Buyer shall deposit with the Title Company cash or immediately available funds ("Closing Payment"), in an amount equal to the Purchase Price less the amount of the Earnest Money Deposit and all interest accrued thereon. The Closing Payment shall be subject to adjustment for Buyer's share of prorations and costs pursuant to the provisions of Paragraph 19 below.

This transaction shall close within forty five (45) business days after the expiration of the Entitlement Period ("Closing Date").

16. Title: On the Closing Date, Seller shall deliver to Buyer an ALTA Extended Policy of Title Insurance (with such endorsements as Buyer shall reasonably require) issued by the Title Company ("Title Policy"). The Title Policy shall insure Buyer in the amount of the Purchase Price that fee title to the Property is vested in the Buyer, subject to only those exceptions which Buyer approves during the Due Diligence Period.

17. Prorations: Seller's Costs. Seller shall pay: (a) the portion of the premium for the Title Policy that would be attributable to a CLTA Standard Policy of Title Insurance; (b) one-half (1/2) of the recording fees and document preparation fees; (c) one-half (1/2) of any escrow fees charged by the Title Company; (d) any assessments on the Property as of the Closing Date; (e) Seller's share of prorations; and (f) all county and city sales taxes and transfer taxes.

Buyer's Costs. Buyer shall pay: (a) the incremental balance of the premium of the Title Policy for which Seller is not responsible; (b) one-half (1/2) of the recording fees and document preparation fees; (c) one-half (1/2) of any escrow fees charged by the Title Company; and (d) Buyer's share of prorations. Prorations (including, without limitations, rent and taxes) will be prorated as of 11:59 p.m. on the day preceding the Closing Date.

18. Title: Seller shall, by grant deed, convey good, marketable and insurable fee free and clear of liens and encumbrances (except such liens and encumbrances approved by Buyer during Due Diligence Period) and shall deliver possession of the Property on the Closing. Seller shall terminate at its sole cost and expense all leases, rental agreements, service contracts or other agreements affecting the Property prior to the Closing.

19. Brokerage: (NONE) represents Buyer and in this transaction. Seller shall be responsible for paying (Broker Name NONE) % fee on the total Purchase Price, per separate agreement.

20. Confidentiality: The terms of this transaction shall be kept strictly confidential by Seller and Buyer, unless (i) either party consents in writing to the release of any such information by the other party or (ii) the disclosure or release of any such information is required under any applicable law; provided, however, it may be released to the advisors, consultants, lenders and other professionals representing or engaged with the parties.

Buyer and Seller acknowledge that this proposal is not a contract, and is intended only for the presentation of a Purchase Agreement to Landlord. The terms and conditions set forth above shall not be binding upon Buyer or Seller, until such time as the Purchase Agreement and related documents have been approved and fully executed by both Buyer and Seller.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE FOR :

"This 9th day of January 2013 buyer present this letter of intent to seller having the expiration Date of 7th day of February at 6:00 pm.

This letter of intent is by and between Buyer Ameri Metro, Inc. (AM) or its successor or Assigns and Seller,Jewel's Real Estate 1086 Master LLLP. (Jewel) Or its successor or assign's And Seller .Buyer AM having the Mailing address of 3030 East Market street 2nd floor York Pa, 17402 And final buyer Hi Speed rail facilities provider, Inc. having the Mailing address of P.O. Box 124 Red Lion pa 17356"

Accepted by all undersigned parties

As to Buyer:

Buyer Ameri Metro, Inc.

BY: ______________________________ DATE ____________

As

Seller:

Seller:**Jewel's Real Estate 1086 Master LLLP.**

BY: ______________________________ **DATE** ____________

AS to end user:

Hi Speed rail facilities provider, Inc.

BY: ______________________________ DATE____________